Exhibit (a)(1)(A)

SAVVIS, INC.

NOTICE OF CHANGE IN CONTROL AND

OFFER TO PURCHASE

3% CONVERTIBLE SENIOR NOTES DUE MAY 15, 2012

CUSIP Number: 805423AA8

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture (the “Original Indenture”), dated as of May 9, 2007, between SAVVIS, Inc., a Delaware corporation (the “Company,” “we,” “us” and “our”), and The Bank of New York, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of July 27, 2011 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), among the Company, CenturyLink, Inc., a Louisiana corporation (“CenturyLink”), and the Trustee, relating to the Company’s 3% Convertible Senior Notes Due May 15, 2012 (the “Notes”), that a Change in Control (as defined in the Indenture) of the Company occurred on July 15, 2011 and each holder of the Notes has the right (the “Repurchase Right”) to require the Company to repurchase all or part of such holder’s Notes not yet converted, upon the terms and subject to the conditions set forth in the Indenture.

As previously disclosed in a notice, dated May 26, 2011, furnished to holders of the Notes on April 26, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, CenturyLink and Mimi Acquisition Company, a Delaware corporation and wholly owned subsidiary of CenturyLink (“Merger Sub”), pursuant to which on July 15, 2011, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of CenturyLink (the “Merger”). As a result of the Merger, a Change in Control of the Company under the Indenture has occurred, and each holder of the Notes has the Repurchase Right described above.

Holders may exercise their Repurchase Right by delivering written notice (“Repurchase Notice”) to the Paying Agent (defined below) any time on or prior to 5:00 p.m., New York City time, on August 26, 2011 (the “Expiration Date”). Notes tendered for purchase may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on August 26, 2011 (the “Withdrawal Date”). Holders of Notes who validly tender their Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date will receive 100% of the aggregate principal amount of Notes validly tendered and not validly withdrawn, plus accrued and unpaid interest to, but not including the Repurchase Date (as defined herein) (collectively, the “Repurchase Price”). Payment of the Repurchase Price for Notes validly tendered and not validly withdrawn shall be made on August 29, 2011 (the “Repurchase Date”).

Holders who validly tender all or part of their Notes pursuant to the Repurchase Right may not surrender such Notes for conversion unless they validly withdraw their Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date. Holders who validly tender and do not validly withdraw their Notes pursuant to the Repurchase Right will no longer have conversion rights, unless we fail to purchase and pay for such Notes tendered pursuant to the Repurchase Right.

As of July 27, 2011, approximately $3.1 million aggregate principal amount of Notes remained outstanding. The Trustee has informed us that, as of the date of this Notice of Change in Control and Offer to Purchase (this “Offer to Purchase”), all custodians and beneficial holders of the Notes held the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes tendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

We have appointed the Trustee as our paying agent (the “Paying Agent”) and conversion agent (the “Conversion Agent”) in connection with the offer made pursuant to this Offer to Purchase.

This Offer to Purchase is being provided pursuant to Article 3 of the Indenture. All capitalized terms used but not specifically defined in this Offer to Purchase shall have the meanings given to such terms in the Indenture. The Repurchase Right of each holder of the Notes is subject to the terms and conditions of the Indenture, the Notes and this Offer to Purchase and related notice materials (collectively, as amended or supplemented from time to time, the “Repurchase Right Materials”).

You should review this Offer to Purchase carefully and consult with your own financial and tax advisors. You must make your own independent decision as to whether or not to tender your Notes for purchase and, if so, the amount of your Notes to tender. None of the Company, CenturyLink, their respective Boards of Directors, their respective employees, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any holder as to whether or not to tender any Notes hereunder.

The Paying Agent and Conversion Agent is:

THE BANK OF NEW YORK MELLON

By Hand or Overnight Delivery:	By Facsimile for Eligible Institutions:	By Registered or Certified Mail:
The Bank of New York Mellon Corporate Trust Administration – 8W 101 Barclay Street	(212) 815-5707 To Confirm By Telephone or For	The Bank of New York Mellon Corporate Trust Administration – 8W 101 Barclay Street
New York, NY 10286	Information: (212) 815-5788	New York, NY 10286

Additional copies of this Offer to Purchase may be obtained from the Paying Agent at its address set forth above.

The date of this Offer to Purchase is July 28, 2011.

No person has been authorized to give any information or to make any representations other than those contained in the Repurchase Right Materials and, if given or made, such information or representations must not be relied upon as having been authorized. The Repurchase Right Materials do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Repurchase Right Materials shall not under any circumstances create any implication that the information contained in the Repurchase Right Materials is current as of any time subsequent to the date of such information.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	4

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT	5

1. Information Concerning the Company and CenturyLink	5

1.1 The Company	5

1.2 CenturyLink	5

1.3 The Merger Agreement	5

2. Definitions	5

3. Information Concerning the Notes	5

3.1 The Company’s Obligation to Purchase the Notes	6

3.2 Repurchase Price	6

3.3 Conversion Rights of the Notes	6

3.4 Market for the Notes and CenturyLink Common Stock	7

3.5 Ranking	7

3.6 Dividends	7

4. Procedures to Be Followed by Holders Electing to Tender Notes for Purchase	8

4.1 Method of Delivery	8

4.2 Agreement to Be Bound	8

4.3 Delivery of Notes	9

5. Right of Withdrawal	10

6. Payment for Tendered Notes; Source and Amount of Funds	10

7. Cancellation of Notes Acquired	10

8. Plans or Proposals of the Company	10

9. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes	11

10. Agreements Involving the Company’s Securities	11

11. Purchases of Notes by the Company and its Affiliates	11

12. Certain United States Tax Considerations	11

13. Additional Information	15

14. No Solicitations	16

15. Conflicts	16

ANNEX A: BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND CENTURYLINK	17

iii

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Repurchase Right. To understand the Repurchase Right fully and for a more complete description of the terms of the Repurchase Right, we urge you to carefully read the remainder of this Offer to Purchase because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

SAVVIS, Inc.

Why are you offering to repurchase my Notes?

The Indenture, pursuant to which the Notes were issued, gives you, as a holder of the Notes, the right to require us to repurchase all or part of your Notes upon the occurrence of a Change in Control of the Company. As discussed above, a Change in Control has occurred as a result of the Merger. (Page 5)

What Notes are you obligated to purchase?

We are obligated to purchase all outstanding Notes validly tendered and not validly withdrawn by holders of the Notes. As described in the Indenture, Holders tendering less than all of their Notes must tender an aggregate principal amount of $1,000 or any integral multiple thereof. As of July 27, 2011, approximately $3.1 million aggregate principal amount of Notes remained outstanding. (Page 5)

How much will you pay and what is the form of payment?

For each $1,000 principal amount of Notes validly tendered and not validly withdrawn pursuant to the Repurchase Right, we will pay, in cash, a Repurchase Price of $1,000 plus accrued and unpaid interest to, but excluding, the Repurchase Date. We estimate that the Repurchase Price will be approximately $1,008.67 per $1,000 principal amount of Notes. The Repurchase Price is based solely on the requirements of the Indenture and the Notes and is not intended to bear any relationship to the market price of the Notes, Company Common Stock (as defined below) or CenturyLink Common Stock (as defined below). (Page 6)

If I tender my Notes, when will I receive payment for them?

On the Repurchase Date, we will accept for payment all Notes validly tendered and not validly withdrawn in accordance with the Repurchase Right Materials. We will forward to the Paying Agent, no later than 12:00 p.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for those Notes, and the Paying Agent has advised that it will promptly distribute the cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 10)

What are my conversion rights with respect to my Notes?

On the effective date of the Merger, subject to certain limited exceptions, each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), was converted into the right to receive $30.00 in cash and 0.2479 of a validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of CenturyLink (the “CenturyLink Common Stock” and, together with cash and cash in lieu of fractional shares provided for pursuant to the Merger Agreement, the “Merger Consideration”). As a result, each $1,000 principal amount of the Notes is currently convertible under the terms of the Indenture into approximately $426.26 in cash and 3.5223 shares of CenturyLink Common Stock (an amount calculated by multiplying the Conversion Rate in effect immediately prior to the closing of the Merger times the Merger Consideration) rather than Company Common Stock or cash (the “Conversion Right”). (Page 6)

If you do not tender your Notes pursuant to the Repurchase Right, you retain the Conversion Right associated with your Notes through the Repurchase Date, subject to the terms and conditions set forth in the Indenture. However, the Notes are currently convertible solely by virtue of the Merger and currently do not meet any of the other criteria to allow the Notes to be converted. Accordingly, under the terms of the Indenture, the Notes will not remain or become convertible after the Repurchase Date unless another one of the criteria for conversion of the Notes has been satisfied after that date.

If you validly tender all or part of your Notes pursuant to the Repurchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date. If you validly tender and do not validly withdraw your Notes prior to the Withdrawal Date, you will no longer have conversion rights with respect to your tendered Notes, unless we fail to purchase and pay for the Notes tendered pursuant to the Repurchase Right. (Page 6)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes; however, the Notes are currently traded on the over-the-counter market. To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our financial position, the trading price of CenturyLink Common Stock and the market for similar securities. In addition, prices and trading volumes in the over-the-counter market are not widely reported and can be difficult to monitor. As described above, the Notes are currently convertible into the Merger Consideration. We urge you to obtain current market information for the Notes, to the extent available, and the value of the Merger Consideration prior to making any decision with respect to the Repurchase Right. (Page 7)

What do the Board of Directors of the Company, the Board of Directors of CenturyLink and the Trustee think of the Repurchase Right?

None of our Board of Directors, the Board of Directors of CenturyLink or the Trustee has made any recommendation as to whether or not you should tender your Notes for purchase pursuant to the Repurchase Right. You must make your own independent decision whether to tender your Notes for purchase pursuant to the Repurchase Right and, if so, the amount of Notes to tender. The Repurchase Right and our offer to purchase Notes pursuant thereto as described in this Offer to Purchase is based solely on the requirements of the Indenture and the Notes. (Page 6)

When does the Repurchase Right expire?

The Repurchase Right expires at 5:00 p.m., New York City time, on the Expiration Date, which is August 26, 2011. We do not intend to extend the period you have to accept the Repurchase Right unless required to do so by the United States federal securities laws. (Page 6)

What are the conditions to your repurchase of the Notes?

Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful. (Page 6)

How do I exercise my Repurchase Right?

You may exercise your Repurchase Right by delivering the Repurchase Notice to the Paying Agent at any time prior to 5:00 p.m. on the Expiration Date. The Repurchase Notice shall state: (i) the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and (ii) that such Notes shall be repurchased by the Company pursuant to the terms and conditions in Article 3 of the Indenture. (Page 6)

How do I tender my Notes?

To tender your Notes for purchase pursuant to the Repurchase Right, you must deliver the Notes to the Paying Agent through the transmittal procedures of DTC on or after the date of this Offer to Purchase, but no later than 5:00 p.m., New York City time, on the Expiration Date.

•

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s Automated Tender Offer Program, subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

By tendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Repurchase Right set forth in the Repurchase Right Materials. (Page 8)

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for purchase at any time until 5:00 p.m., New York City time, on August 26, 2011, the Withdrawal Date. (Page 10)

How do I withdraw previously tendered Notes?

A Repurchase Notice may be withdrawn in whole or in part by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to 5:00 p.m., New York City time, on the Expiration Date, which notice shall state: (i) the principal amount of Notes being withdrawn, and (ii) the principal amount, if any, of Notes that remain subject to the Repurchase Notice.

To withdraw all or a portion of previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must also comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Withdrawal Date. (Page 10)

If I want to convert my Notes, what should I do?

If you elect to convert your Notes, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program and deliver such form to the Conversion Agent, (ii) surrender your Notes to the Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or the Conversion Agent (iv) pay any transfer or similar taxes, if required pursuant to Section 10.4 (Taxes on Conversions) of the Indenture and (v) if required, pay cash equal to the amount of interest due on the next interest payment date of such Notes. Please direct any questions or requests for assistance in connection with the tender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Offer to Purchase. (Page 6)

Do I need to do anything if I do not wish to tender my Notes for purchase?

No. If you do not tender your Notes before 5:00 p.m., New York City time, on the Expiration Date, we will not repurchase your Notes and your Notes will remain outstanding and continue to be subject to the existing terms of the Indenture and the Notes. (Page 7)

If I choose to tender my Notes for purchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to tender a portion of your Notes for purchase, however, you must tender your Notes in an aggregate principal amount of $1,000 or any integral multiple thereof. (Page 8)

If I choose to tender my Notes for purchase, when will interest cease to accrue on them?

Interest on those Notes will cease to accrue as of the end of the day immediately preceding the Repurchase Date; provided that we have not defaulted in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn. (Page 6)

If I do not tender my Notes for purchase, will I have the right to require the Company to repurchase my Notes in the future?

Yes, but only if a Change in Control occurs in the future with respect to CenturyLink prior to the maturity date of the Notes, in which case you will have the right, at your option, to require us to repurchase your Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to but excluding the repurchase date in connection with such Change in Control.

If I do not tender my Notes for purchase, will it affect my conversion rights?

If you do not tender your Notes for purchase, your conversion rights will not be affected by the Repurchase Right. You will continue to have the right to convert the Notes in accordance with the Indenture. However, the Notes are currently convertible through the Repurchase Date solely by virtue of the Merger and currently do not meet any of the other criteria to allow the Notes to be converted. Accordingly, under the terms of the Indenture, the Notes will not remain or become convertible after the Repurchase Date unless another one of the criteria for conversion of the Notes has been satisfied after that date. (Page 6)

If I do not tender my Notes for repurchase and do not convert my Notes, will my Notes still accrue interest?

Yes. If you do not tender your Notes for purchase and you do not convert your Notes, your Notes will continue to accrue interest in accordance with the terms of the Indenture.

Do I have to pay a commission if I tender my Notes for purchase?

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with exercising the Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for purchase. (Page 8)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I tender my Notes for purchase pursuant to the Repurchase Right?

The receipt of cash in exchange for Notes pursuant to exercise of the Repurchase Right will be a taxable transaction for U.S. federal income tax purposes, resulting in taxable gain or loss to you. You should consult with your tax advisor regarding the specific tax consequences to you. (Page 12)

Who is the Paying Agent and Conversion Agent?

The Bank of New York Mellon, the Trustee under the Indenture, is also serving as Paying Agent in connection with the transactions contemplated by the Repurchase Right Materials and the Conversion Agent for the Notes, and may be contacted at the address and telephone number set forth on the cover of this Offer to Purchase.

Whom can I talk to if I have questions about the Repurchase Right?

Questions and requests for assistance in connection with the tender of Notes for purchase pursuant to the Repurchase Right may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Offer to Purchase.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). In many cases, you can identify forward-looking statements by our use of terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Offer to Purchase regarding the financial position, business strategy and plans or objectives for future operations of the Company or CenturyLink are forward-looking statements.

Forward-looking statements represent management’s judgments and assumptions regarding future events and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Due to these risks and uncertainties, there can be no assurances that the results anticipated by the forward-looking statements of the Company or CenturyLink will occur, that their respective judgments or assumptions will prove correct or that unforeseen developments will not occur. Accordingly, you are cautioned not to place undue reliance on any forward-looking statements of CenturyLink or the Company.

In addition, statements in this Offer to Purchase are made as of July 28, 2011, and should not be relied upon as representing our views as of any other date. Subsequent events or developments may cause our views to change. We caution you that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees of future performance. Except as may be required by law, we undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

Notwithstanding anything in this Offer to Purchase or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT

1. Information Concerning the Company and CenturyLink.

1.1 The Company.

The Company provides information technology services including cloud services, managed hosting, managed security, colocation, professional services and network services through its global infrastructure to businesses and government agencies around the world. The Company’s suite of products can be purchased individually, in various combinations, or as part of a total or partial outsourcing arrangement. The Company’s colocation solutions meet the specific needs of clients who require control of their physical assets, while its managed hosting solution offerings provide clients with access to the Company’s services and infrastructure without the upfront capital costs associated with equipment acquisition.

The Company is organized under the laws of the State of Delaware. The Company’s principal executive offices are located at 1 SAVVIS Parkway, Town & Country, Missouri 63017, and its telephone number is (314) 628-7000.

1.2 CenturyLink.

CenturyLink, together with its subsidiaries, is an integrated communications company primarily engaged in providing an array of communications services, including local and long distance voice, data, Internet access, broadband, and satellite video services in select markets throughout a substantial portion of the continental United States. In certain local and regional markets, CenturyLink also sells communications equipment and provides fiber transport, competitive local exchange carrier, security monitoring, and other communications, professional and business information services. As a result of the Merger, the Company has become a wholly-owned subsidiary of CenturyLink.

CenturyLink is organized under the laws of the State of Louisiana. Its principal executive offices are located at 100 CenturyLink Drive, Monroe, Louisiana 71203 and its telephone number is (318) 388-9000. Shares of CenturyLink Common Stock trade on the New York Stock Exchange under the symbol “CTL.”

1.3 The Merger Agreement.

On April 26, 2011, the Company entered into the Merger Agreement by and among the Company, CenturyLink and Merger Sub, pursuant to which on July 15, 2011, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of CenturyLink. As a result of the Merger, each share of Company Common Stock held at the effective time of the Merger (other than shares held by stockholders who properly exercise dissenters’ rights) was converted into the right to receive $30.00 in cash and 0.2479 of a share of CenturyLink Common Stock.

2. Definitions. All capitalized terms used but not specifically defined in this Offer to Purchase shall have the meanings given to such terms in the Indenture.

3. Information Concerning the Notes. The Notes were issued under the Indenture on May 9, 2007 in an aggregate principal amount of $345 million and mature on May 15, 2012. On July 1, 2010, the Company commenced a tender offer to purchase any and all of the outstanding Notes for an amount in cash equal to $990 per $1,000 principal amount of the Notes validly tendered and accepted for purchase plus accrued and unpaid interest through the date of purchase. The tender offer expired August 4, 2010, and the Company purchased 98.4% of the $345.0 million outstanding principal amount of the Notes, or $339.4 million, for $338.2 million (including $2.2 million paid for accrued and unpaid interest). On September 14, 2010, at a price of $990 per $1,000 principal amount, the Company purchased an additional $2.5 million of the remaining outstanding principal amount of the Notes for $2.5 million, including accrued and unpaid interest. As of July 27, 2011, approximately $3.1 million aggregate principal amount of Notes remained outstanding.

We have appointed the Trustee as Paying Agent and Conversion Agent in connection with the Notes.

3.1 The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, upon the occurrence of a Change in Control, we are obligated to purchase all Notes validly tendered for purchase by holders, at their option, and not validly withdrawn at a purchase price specified in Section 3.01 of the Indenture, together with accrued and unpaid interest with respect thereto, on a date chosen by the Company in its sole discretion, subject to federal securities laws, that is not less than 20 and no more than 35 days after the date of the Company’s mailing to all holders of a notice stating that a Change in Control has occurred (the “Company Notice”). This Offer to Purchase constitutes the Company Notice.

The Repurchase Right will expire at 5:00 p.m., New York City time, on August 26, 2011. We do not intend to extend the period that holders have to exercise their Repurchase Right unless required to do so by the United States federal securities laws. Our purchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful.

There are no material financing conditions in connection with the Company’s obligation to consummate the Repurchase Right.

3.2 Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the repurchase price to be paid by us for each $1,000 principal amount of the Notes on the Repurchase Date is 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the Repurchase Date, with respect to any and all Notes validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. We estimate that the Repurchase Price will be approximately $1,008.67 per $1,000 principal amount of Notes. We will pay the Repurchase Price in cash with respect to any and all Notes validly tendered for purchase and not validly withdrawn. Notes tendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Unless we default in making payment of the Repurchase Price on any Notes validly tendered for purchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the Repurchase Date.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and is not intended to bear any relationship to the market price of the Notes or CenturyLink Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Repurchase Date. We urge holders of Notes to obtain the best available information as to the current market prices of the Notes and CenturyLink Common Stock before making a decision whether to tender Notes for purchase.

None of the Company, CenturyLink, their respective Boards of Directors, their respective employees, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to holders as to whether or not to tender Notes for purchase pursuant to this Offer to Purchase. Each holder must make its own independent decision whether or not to tender Notes for purchase and, if so, the principal amount of Notes to tender based on that holder’s own independent assessment of the current market value of the Notes, CenturyLink Common Stock and other relevant factors.

3.3 Conversion Rights of the Notes. As a result of the Merger, your Notes are convertible under the terms of the Indenture until the Repurchase Date into the Merger Consideration payable to former Company stockholders in connection with the Merger. If you elect to convert your Notes, CenturyLink will issue to you such shares of CenturyLink Common Stock, and pay or cause the Company to pay to you such amount of cash (including cash in lieu of fractional shares) in an amount equal to that which you would have received as Merger Consideration had you converted your Notes immediately prior to the Merger. Upon exercise of the Conversion Right, each $1,000 principal amount of the Notes will be converted into approximately $426.26 in cash and 3.5223 shares of CenturyLink Common Stock (an amount calculated by multiplying the Conversion Rate in effect immediately prior to the closing of the Merger times the Merger Consideration).

If you do not tender your Notes pursuant to the Repurchase Right, you retain the Conversion Right associated with your Notes through the Repurchase Date, subject to the terms and conditions set forth in the Indenture. However, the Notes are currently convertible solely by virtue of the Merger and currently do not meet any of the other criteria to allow the Notes to be converted. Accordingly, under the terms of the Indenture, the Notes will not remain or become convertible after the Repurchase Date unless another one of the criteria for conversion of the Notes has been satisfied after that date.

In order to exercise your conversion right, the beneficial owner must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program and deliver such form to the Conversion Agent, (ii) surrender your Notes to the Conversion Agent, (iii) furnish appropriate endorsements and transfer documents if required by the Company, the Trustee or the Conversion Agent (iv) pay any transfer or similar taxes, if required pursuant to Section 10.4 (Taxes on Conversions) of the Indenture and (v) if required, pay cash equal to the amount of interest due on the next interest payment date of such Notes.

For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please see the Indenture and the Notes and the description thereof in the section entitled “Description of Notes” included in the Registration Statement on Form S-3ASR filed by the Company with the SEC on May 3, 2007 and incorporated herein by reference.

If you validly tender all or part of your Notes pursuant to the Repurchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes on or prior to 5:00 p.m., New York City time, on the Withdrawal Date. If you validly tender and do not validly withdraw your Notes prior to the Withdrawal Date, you will no longer have conversion rights with respect to your tendered Notes, unless we fail to purchase and pay for the Notes tendered pursuant to the Repurchase Right.

If you wish to convert your Notes, you should NOT tender your Notes pursuant to the Repurchase Right.

3.4 Market for the Notes and CenturyLink Common Stock. There is no established reporting system or trading market for trading in the Notes; however, the Notes are currently traded on the over-the-counter market. To the extent that the Notes are traded, prices for the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our financial position, the trading price of CenturyLink Common Stock and the market for similar securities. In addition, prices and volumes in the over-the-counter market are not widely reported and can be difficult to monitor.

Following the expiration of the Repurchase Right, we expect that Notes not purchased pursuant to the Repurchase Right will continue to be traded over-the-counter. As a result of any purchases of Notes made hereunder, however, the trading market for the Notes that remain outstanding may be even more limited. We cannot assure you that a trading market will exist for the Notes following the Repurchase Date. The extent of the market for the Notes following the Repurchase Date will depend upon, among other things, the remaining outstanding principal amount of the Notes, the number of holders of Notes remaining and the interest on the part of securities firms in maintaining a market in the Notes.

The Trustee has informed us that, as of the date of this Offer to Purchase, all of the Notes are held in global form through DTC. As of July 27, 2011, approximately $3.1 million aggregate principal amount of Notes remained outstanding and DTC was the sole record holder of the Notes.

As described in Section 3.3 above, each $1,000 principal amount of the Notes are currently convertible into approximately $426.26 in cash and 3.5223 shares of CenturyLink Common Stock (an amount calculated by multiplying the Conversion Rate in effect immediately prior to the closing of the Merger times the Merger Consideration). Shares of CenturyLink Common Stock are listed on the NYSE under the symbol “CTL.” On July 27, 2011, the last reported sales price of CenturyLink Common Stock on the NYSE was $37.62 per share. As of July 27, 2011, there were approximately 616 million shares of CenturyLink Common Stock outstanding.

We urge you to obtain current market information for the Notes, to the extent available, and CenturyLink Common Stock before making any decision with respect to the Repurchase Right.

3.5 Ranking. The Notes are unsecured and rank equally in right of payment with all of the Company’s other existing and future unsecured and unsubordinated indebtedness. The Notes are effectively subordinated to the Company’s existing or future secured debts to the extent of the assets securing such debt and to the obligations of our subsidiaries. Neither CenturyLink nor any of our other affiliates have guaranteed our obligations under the Notes, and consequently the Notes are effectively subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries. As of March 31, 2011, on an actual basis and on a pro forma as adjusted basis after giving effect to CenturyLink’s acquisition of Qwest Communications International Inc. (“Qwest”), the recent issuances of notes by CenturyLink and a Qwest affiliate and the recent redemption of outstanding notes by a Qwest affiliate, the total amount of long-term debt of CenturyLink and its subsidiaries was approximately $7.2 billion and $21.7 billion, respectively.

3.6 Dividends. Holders of Notes are not entitled to dividends. In the event that the Notes are converted into the Merger Consideration, holders will thereafter be entitled to dividends, if any, paid by CenturyLink to its stockholders.

4. Procedures to Be Followed by Holders Electing to Tender Notes for Purchase. To receive the Repurchase Price for their Notes, holders must tender their Notes on or after the date of this Offer to Purchase, but no later than 5:00 p.m., New York City time, on the Expiration Date. Holders may tender some or all of their Notes; however, any Notes tendered must be in an aggregate principal amount of $1,000 or an integral multiple thereof.

Only registered holders are authorized to tender their Notes for purchase. The Trustee has informed us that, as of the date of this Offer to Purchase, Cede & Co. as the nominee for DTC, is the sole registered holder of the Notes and all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

You will not be required to pay any commission to us, DTC or the Paying Agent in connection with exercising your Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of Notes for purchase.

Notes that are not validly tendered pursuant to the Repurchase Right on or before 5:00 p.m., New York City time, on the Expiration Date will remain outstanding and will continue to be subject to the existing terms of the Indenture and the Notes.

4.1 Method of Delivery. Since DTC is the sole registered holder of the Notes, all Notes tendered for purchase must be delivered through DTC’s Automated Tender Offer Program (“ATOP”). Any tender of Notes is at the risk of the person tendering those Notes.

4.2 Agreement to Be Bound. By tendering Notes through the transmittal procedures of DTC, a holder acknowledges and agrees as follows:

•	pursuant to the Repurchase Right, such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions specified in the Notes and in the Indenture;

•	such holder has received this Offer to Purchase;

•	such holder agrees to all of the terms of the Repurchase Right Materials;

•

upon the terms and subject to the conditions set forth in the Repurchase Right Materials, and effective upon the acceptance for payment of the holder’s Notes, such holder (i) irrevocably sells, assigns and transfers to us all right, title and interest in and to all of the Notes tendered, (ii) waives any and all rights with respect to the Notes (including without limitation any existing or past defaults and their consequences), (iii) releases and discharges us and our directors, officers, employees and affiliates from any and all claims such holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from us, except as agent for us, for the Repurchase Price of any tendered Notes that are purchased by us), all in accordance with the terms set forth in this Offer to Purchase;

•

such holder represents and warrants that such holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign and transfer the Notes tendered and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such holder agrees, upon request from us, to execute and deliver any additional documents deemed by the Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•

such holder understands that all Notes validly tendered for purchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, subject to the terms and conditions of the Repurchase Right Materials, as amended and supplemented from time to time, on the Repurchase Date;

•

payment for Notes purchased pursuant to the Repurchase Right Materials will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering holders for the purpose of receiving payments from us and transmitting such payments to such holders;

•

tenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Offer to Purchase at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms hereof shall survive the death or incapacity of the holder and every obligation of the holder and shall be binding upon the holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Notes pursuant to the procedures described in this Offer to Purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole direction, which determination shall be final and binding on all parties.

4.3 Delivery of Notes.

Notes Held Through a Custodian. A holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee if the holder desires to tender the holder’s Notes and instruct that nominee to tender the Notes for purchase on the holder’s behalf through the transmittal procedures of DTC as set forth below in “— Notes Held by DTC Participants.”

Notes Held by DTC Participants. A holder who is a DTC participant must tender that holder’s Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such holder’s beneficial interest in the Notes; and

•	electronically transmitting such holder’s acceptance through ATOP, subject to the terms and procedures of that system.

In tendering through ATOP, the electronic instructions sent to DTC by the holder or by a broker, dealer, commercial bank, trust company or other nominee on the holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the holder, receipt by the holder of and agreement to be bound by the terms of the Repurchase Right Materials, including those set forth in Section 4.2 above.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

5. Right of Withdrawal. Notes tendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Withdrawal Date. Notes so withdrawn may be re-tendered by following the tender procedures described in Section 4 above.

In order to withdraw Notes on or prior to the Withdrawal Date, a holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date.

Notes tendered for purchase pursuant to the Repurchase Right may not be converted unless such Notes are first withdrawn on or prior to the Withdrawal Date.

You bear the risk of untimely withdrawal of previously tendered Notes. If you wish to withdraw yourNotes on or prior to the Withdrawal Date, you must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Withdrawal Date.

6. Payment for Tendered Notes; Source and Amount of Funds. We will forward to the Paying Agent, no later than 12:00 p.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for all Notes validly tendered for purchase and not validly withdrawn, and the Paying Agent has advised that it will promptly thereafter distribute that cash to DTC, the sole record holder of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to purchase the Notes will be approximately $3.1 million (assuming all of the Notes are validly tendered for purchase and not validly withdrawn). We expect to fund our purchase of the Notes from available cash on hand or funds made available by CenturyLink.

7. Cancellation of Notes Acquired. Any Notes purchased by us pursuant to this Offer to Purchase will be cancelled by the Trustee, pursuant to the terms of the Indenture.

8. Plans or Proposals of the Company. As a result of the Merger, all of the Company’s common stock is owned by CenturyLink and has been delisted from the NASDAQ Global Select Market. On July 27, 2011, the Company filed a Form 15 with the SEC to deregister its common stock under applicable SEC rules, and consequently is no longer required to file periodic reports and other information with the SEC under the Exchange Act. Except as otherwise disclosed in this Offer to Purchase or necessitated by or in connection with the Merger, none of the Company, CenturyLink or, to the best of the Company’s knowledge, any of the persons identified in Annex A of this Offer to Purchase currently has any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our indebtedness or capitalization, our corporate structure or our business (other than refinancings of debt in the ordinary course by CenturyLink or its subsidiaries);

•

any change in our present board of directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer (other than plans to implement new employment agreements with certain of the incumbent executive officers of the Company to document their employment terms following the Merger);

•	any change in the Company’s corporate structure or business;

•	CenturyLink Common Stock ceasing to be authorized to be listed on the NYSE;

•	CenturyLink’s obligation to file reports under the Exchange Act being terminated or suspended;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

9. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, to the knowledge of the Company:

•	none of us or our executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	we will not purchase any Notes from our executive officers, directors, subsidiaries or other affiliates; and

•

during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates has engaged in any transactions in the Notes, other than the Merger and related transactions required by the Indenture as described elsewhere herein.

A list of the directors and executive officers of the Company and CenturyLink is attached to this Offer to Purchase as Annex A.

10. Agreements Involving the Company’s Securities. Except as described above and in this Offer to Purchase, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Repurchase Right or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. Purchases of Notes by the Company and its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than pursuant to the Repurchase Right until at least the tenth business day after the Repurchase Date. Following that date, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price and on other terms and for forms of consideration that may be different from those of the Repurchase Right. A decision to purchase Notes after the Repurchase Date, if any, will depend upon many factors, including the amount of Notes tendered for purchase pursuant to the Repurchase Right, the market price of the Notes, the market price of CenturyLink Common Stock, the business and financial position of the Company and CenturyLink and general economic and market conditions.

12. Certain United States Tax Considerations. The following discussion summarizes certain United States federal income tax considerations that may be relevant to a holder’s decision whether to exercise the Repurchase Right. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and administrative and judicial decisions promulgated thereunder, all as in effect as of the date of this Offer to Purchase. All of these laws and authorities are subject to change, possibly with retroactive effect.

This discussion deals only with holders who are beneficial owners of the Notes and who hold the Notes as capital assets. This discussion does not apply if a holder is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank, or other finance institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a partnership or other pass-through entity;

•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes;

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	expatriates and former long term residents of the U.S.

This summary does not describe all of the tax considerations that may be relevant to a holder’s decision whether to exercise the Repurchase Right. All holders should consult their own tax advisors regarding the U.S. federal income tax consequences of exercising the Repurchase Right or, alternatively, choosing not to exercise such Right and instead either continuing to hold the Notes or convert them into CenturyLink Common Stock, as well as any tax consequences arising under any state, local or foreign tax laws, or under any other U.S. federal tax laws.

Internal Revenue Service Circular 230 Notice

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE (“IRS”) CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) TAXPAYERS SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

U.S. Holders

The following section describes the tax consequences to a U.S. holder and does not apply in the case of a non-U.S. holder. A U.S. holder means a beneficial owner of the Notes that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or if the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

U.S. Holder Who Exercises Repurchase Right

Generally, a U.S. holder will recognize capital gain or loss upon the exercise of the Repurchase Right. The U.S. holder’s gain or loss will equal the difference between (i) the amount of cash received (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without tax) and (ii) the U.S. holder’s adjusted tax basis in the Notes tendered.

The U.S. holder’s adjusted tax basis in the Note will generally equal the original purchase price paid by such holder for the Note, increased by the amounts of any market discount previously included in income with respect to such Note and reduced by any amounts previously deducted with respect to amortizable bond premium with respect to such Note.

Subject to the market discount rules discussed below, such gain or loss will generally be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the holder held the Note for more than one year at the time of the sale of the Note pursuant to the Repurchase Right. Long-term capital gains of non-corporate U.S. holders currently are taxed at a maximum 15% federal rate. The deductibility of capital losses is subject to limitations.

A U.S. holder who acquired Notes at a market discount generally will be required to treat any gain recognized upon the purchase of its Notes pursuant to the Repurchase Right as ordinary income rather than capital gain to the extent of the accrued market discount, unless the U.S. holder elected to include market discount in income as it accrued. Subject to a de minimis exception, “market discount” generally equals the excess of the “adjusted issue price” (the sum of the issue price of the Notes and the aggregate amount of original issue discount includible in gross income by all prior holders of the Notes) of the Notes at the time acquired by the holder over the holder’s initial tax basis in the Notes.

As more fully discussed in the following section — U.S. Holder Who Does Not Exercise Repurchase Right — it is possible that holders of Notes may be treated, for U.S. federal income tax purposes, as having “exchanged” their Notes at the time of the July 15, 2011 Merger. In such a case, a U.S. holder exercising the Repurchase Right will recognize gain or loss both at the time of the “deemed exchange” (measured by the difference between the fair market value of the Notes at that time and the U.S. holder’s adjusted tax basis in the Notes) and also at the time of exercise of the Repurchase Right (measured by the difference between the amount of cash received (except to the extent such amount is attributable to accrued interest income not previously included in income, which will be taxable as ordinary income, or is attributable to accrued interest that was previously included in income, which amount may be received without tax) and the fair market value of the Notes at the time of the “deemed exchange” (assuming, as the Company does, that the “new” Notes issued in such exchange are issued at their face value)).

U.S. Holder Who Does Not Exercise Repurchase Right

If the U.S. holder does not exercise the Repurchase Right, the mere act of declining to exercise such Right is not itself a taxable event. However, holders should be aware that, for U.S. income tax purposes, it is possible that they may be treated as having “exchanged” their Notes at the time of the July 15, 2011 Merger, in connection with which your rights under the Notes were altered. As a result of the alteration of your rights at that time, it is possible that the tax law would treat you as having exchanged your Notes for “new” Notes at that time. The following discusses the reason that holders might be treated as having effected an “exchange” of their Notes at the time of the Merger and the possible implications of that tax characterization.

In connection with the Merger, the Notes became guaranteed by CenturyLink, a right that previously was not included in the Notes. As a very general statement of the applicable tax law, if the addition of the CenturyLink guaranty was found to have elevated the likelihood of repayment under the Notes from “speculative” to “adequate,” then the addition of the guaranty could be found to have represented an “exchange” of their Notes by the holders. The Company believes that payment expectations under the Note were not “speculative” prior to the CenturyLink guaranty, and that, consequently, addition of the guaranty did not amount to an “exchange” for tax purposes. However, the IRS could assert otherwise, and there can be no assurance as to whether the IRS might prevail.

“Exchange” treatment, however, would not necessarily result in a taxable event for Holders. Even if the IRS were to successfully assert that the addition of the guarantee by CenturyLink resulted in a deemed exchange of the “old” Notes for “new” Notes, such deemed exchange would be not be taxable if it qualified for treatment as a tax-free “recapitalization” under the Code. Whether the exchange of “old” Notes for “new” Notes qualifies as a recapitalization depends on whether the “old” Notes and the “new” Notes constitute “securities” for U.S. federal income tax purposes. The term “security” is not defined in the Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a maturity at issuance of less than five years do not constitute securities, whereas debt obligations with a maturity at issuance of ten years or more constitute securities. However, later authorities have stressed that time alone is not decisive; the “security” inquiry requires an overall evaluation of the nature of the debt, the degree of participation and continuing interest in the affairs of the business, the extent of proprietary interest compared to the similarity of the note to a cash payment, and the purposes of the advance. Additionally, the IRS has ruled that new debt instruments with a term of less than five years issued in exchange for and bearing the same terms (other than interest rate) as securities should also be classified as securities for this purpose since the new debt represented a continuation of the holder’s investment in the corporation in substantially the same form. At their initial issuance, the Notes had a term to maturity of five years. While it is not likely that the old Notes and the new Notes would both be treated as “securities”, the determination would depend on an analysis of the overall nature of the debt.

If the IRS successfully asserts both that the addition of the guarantee by CenturyLink resulted in a deemed exchange and that the deemed exchange did not qualify as a tax-free “recapitalization”, the U.S. holder would be treated as having exchanged Old Notes for New Notes on the date of the Merger in a fully taxable exchange. The tax treatment would be the same as described above under the section titled “U.S. Holder Who Exercises Repurchase Right”, substituting “Old Notes” for “Notes” and “the fair market value of the New Notes” for the phrase beginning with “the amount of cash received”.

Non-U.S. Holders

The following describes the tax consequences of the exercise of the Repurchase Right or the recharacterization as a taxable deemed exchange by the IRS (see U.S. Holders — U.S. Holder Who Does Not Exercise Purchase Right) to a non-U.S. holder. A non-U.S. holder means a beneficial owner of Notes (other than a partnership or an entity treated as a partnership for U.S. federal income tax purposes) who is not a U.S. holder for U.S. federal income tax purposes. This section of the discussion does not apply to U.S. holders.

Amounts received pursuant to the exercise of the Repurchase Right, if any, attributable to accrued but unpaid interest on Notes held by a non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder (a) does not actually or constructively own 10 percent or more of the combined voting power of all classes of the Company stock entitled to vote, (b) is not a controlled foreign corporation with respect to which the Company is a related person within the meaning of the Code, (c) is not a bank receiving interest on a loan agreement entered into in the ordinary course of its trade or business and (d) has provided a validly completed IRS Form W-8BEN establishing that it is a non-U.S. holder (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder).

A non-U.S. holder of a Note will not be subject to U.S. federal income tax on gains realized on the sale of a Note pursuant to the Repurchase Right or pursuant to a recharacterization as a taxable “deemed exchange” unless (i) such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale and certain conditions are met, or (ii) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder. If you are a non-U.S. holder described in (i) above, you generally will be subject to a flat 30% U.S. federal income tax on any gain realized on the sale of a Note pursuant to the Repurchase Right.

If a non-U.S. holder of a Note is engaged in a trade or business in the U.S. and if amounts received attributable to accrued but unpaid interest or gain realized on the sale of a Note pursuant to the Repurchase Right or pursuant to a recharacterization as a taxable “deemed exchange,” are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the U.S.), the non-U.S. holder, although exempt from U.S. withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest and gain on a net income basis in the same manner as if it were a U.S. holder. Such a non-U.S. holder will be required to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from U.S. tax withholding. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

Backup Withholding and Information Reporting

The Code and Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. Payments made to U.S. holders upon purchase of the Notes are generally subject to information reporting unless the U.S. holder is an exempt recipient, such as a corporation and certain tax-exempt organizations.

The “backup withholding” rules generally require payors to withhold tax at a rate of 28% from payments subject to information reporting if the recipient fails to furnish its correct taxpayer identification number to the payor or fails to certify that payments received by such U.S. holder are not subject to backup withholding.

If a non-U.S. holder holds Notes through the non-U.S. office of a non-U.S. related broker or financial institution, backup withholding and information reporting generally will not apply. Information reporting, and possibly backup withholding, may apply if the Notes are held by a non-U.S. holder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the non-U.S. holder fails to provide appropriate information. To prevent backup withholding, non-U.S. holders should (i) submit a properly completed IRS Form W-8BEN (or other applicable Form W-8) certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption. IRS Form W-8BEN may be obtained from the Paying Agent.

Certain holders (including, among others, corporations and certain foreign individuals) are exempt recipients not subject to backup withholding requirements.

In addition to the foregoing, the Company generally must report to a non-U.S. Holder and to the IRS the amount of interest paid to each non-U.S. holder during each calendar year and the amount of tax, if any, withheld from such payments. Copies of the information returns reporting such amounts and withholding may be made available by the IRS to the tax authorities in the country in which a non-U.S. holder is a resident under the provision of an applicable income tax treaty or other agreement.

13. Additional Information. As described in Section 8 above, as a result of the Merger, the Company’s Common Stock has been delisted from the NASDAQ Global Select Market, and the Company is no longer subject to the reporting requirements of the Exchange Act.

Our parent, CenturyLink, is currently subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The documents listed below (as they may be amended from time to time), which contain important information about CenturyLink and the Notes, are hereby incorporated by reference into this Offer to Purchase; provided, however, that we are not incorporating by reference any documents or portions thereof or other information deemed to have been furnished and not filed in accordance with SEC rules:

•	CenturyLink’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 1, 2011;

•

CenturyLink’s Current Reports on Form 8-K, filed with the SEC on January 24, 2011, February 15, 2011, April 6, 2011, April 27, 2011, May 5, 2011, May 17, 2011, May 20, 2011, June 8, 2011, June 10, 2011, June 16, 2011 and July 15, 2011;

•

All documents CenturyLink filed with the SEC pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to 5:00 p.m., New York City time, on the Repurchase Date (as such date may be extended);

•	The section entitled “Description of Notes” in the Company’s Registration Statement on Form S-3ASR (Registration No. 333-142570) initially filed with the SEC on May 3, 2007; and

•	The Indenture, dated May 9, 2007, between the Company and The Bank of New York, as trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 10, 2007.

You can find more information about the Merger in CenturyLink’s Registration Statement on Form S-4 filed with the SEC on May 18, 2011, as amended by Amendment No. 1 thereto, filed with the SEC on June 10, 2011 (as so amended, the “Form S-4”). The Merger Agreement is attached as Annex A to the proxy/statement prospectus included in the Form S-4.

In the event of conflicting information in the documents referred to above, the information in the latest filed documents should be considered correct. You should not assume that the information in this Offer to Purchase or any of the documents referred to above is accurate as of any date other than that on the front cover of the applicable document.

14. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Repurchase Right.

15. Conflicts. In the event of any conflict between this Offer to Purchase on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

ANNEX A

SAVVIS, INC.

BOARD OF DIRECTORS AND OFFICERS

Below are the names of each of the directors and executive officers of the Company and CenturyLink as of the date of this Offer to Purchase. The business address of each person is c/o CenturyLink, Inc., 100 CenturyLink Drive, Monroe, Louisiana 71203.

SAVVIS, Inc. Directors

Stacey W. Goff

R. Stewart Ewing, Jr.

SAVVIS, Inc. Officers

Chief Executive Officer	James E. Ousley
Vice Chairman	Glen F. Post, III
President	William D. Fathers
Executive Vice President, Chief Financial Officer and Assistant Secretary	R. Stewart Ewing, Jr.
Executive Vice President	Stacey W. Goff
Executive Vice President – Network Services	Dennis G. Huber
Senior Vice President, Global Operations and Client Services	Jeffrey H. Von Deylen
Senior Vice President – Controller and Operations Support	David D. Cole
Senior Vice President and Treasurer	G. Clay Bailey
Senior Vice President, Savvis Integration	Gregory W. Freiberg
Chief Technology Officer	Bryan S. Doerr
Vice President, General Counsel and Secretary	Peter J. Bazil
Vice President, Human Resources	Paul S. Hott
Vice President, Savvis Global Finance	Siobhan E. de Leeuw
Vice President, SMB Hosting and Cloud Services	Andrew Higginbotham
Vice President	John D. Lindblad
Vice President, Assistant General Counsel and Assistant Secretary	James L. Butler
Assistant Secretary	Carrick B. Inabnett

CenturyLink, Inc. Directors

Charles L. Biggs

Virginia Boulet

Peter C. Brown

Richard A. Gephardt

W. Bruce Hanks

Gregory J. McCray

C. G. Melville, Jr.

Edward A. Mueller

Fred R. Nichols

William A. Owens

Harvey P. Perry

Glen F. Post, III

Michael J. Roberts

Laurie A. Siegel

James A. Unruh

Joseph R. Zimmel

CenturyLink, Inc. Executive Officers

Chief Executive Officer and President	Glen F. Post, III
Executive Vice President and Chief Operating Officer	Karen A. Puckett
Executive Vice President and Chief Financial Officer	R. Stewart Ewing, Jr.
Executive Vice President, General Counsel and Secretary	Stacey W. Goff
Executive Vice President – Network Services	Dennis G. Huber
President – Wholesale Operations	William E. Cheek
President – Business Markets Group	Christopher K. Ancell
Chief Executive Officer – SAVVIS Operations	James E. Ousley
Senior Vice President – Controller and Operations Support	David D. Cole